Exhibit 5.1

Richards, Layton & Finger, P.A. Letterhead

July 21, 2014

Wells Fargo & Company

420 Montgomery Street

San Francisco, CA 94163

Ladies and Gentlemen:

We are acting as special Delaware counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of 32,000 shares of the Non-Cumulative Perpetual Class A Preferred Stock, Series T, no par value, of the Company (the “Series T Preferred Stock”) pursuant to the Deposit Agreement, dated as of July 21, 2014, among the Company, Wells Fargo Bank, National Association (the “Depositary”) and the Holders from Time to Time of the Depositary Receipts Described Herein (the “Deposit Agreement”). In this connection you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)      the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 28, 2006, as amended by the Certificates of Eliminations of the Company, as filed with the Secretary of State on March 15, 2007, March 12, 2008, January 12, 2009, April 13, 2009, March 24, 2010, March 17, 2011, November 29, 2011, February 23, 2012, January 9, 2013 and January 8, 2014, respectively; the Certificates of Designation of the Company, as filed with the Secretary of State on March 15, 2007, March 12, 2008, May 19, 2008, September 10, 2008, October 28, 2008, December 30, 2008, March 23, 2010, March 17, 2011, January 10, 2012, August 15, 2012, November 19, 2012, January 9, 2013, March 21, 2013, July 19, 2013, December 17, 2013 January 8, 2014, April 21, 2014 and July 18, 2014, respectively; the Certificate of Amendment of Certificate of Incorporation of the Company, as filed with the Secretary of State on April 29, 2010; the Certificates of Merger, as filed with the Secretary of State on December 30, 2008, December 15, 2010, February 18, 2011, September 1, 2011, December 14, 2011, January 31, 2012, March 28, 2012, August 1, 2012 and October 11, 2013, respectively; and the Certificates of Ownership and Merger as filed with the Secretary of State on September 17, 2009, August 1,

Wells Fargo & Company

July 21, 2014

2011, September 1, 2011, October 3, 2011, October 26, 2011, November 2, 2011, December 1, 2011, February 24, 2012, May 1, 2012, May 2, 2012 and July 29, 2013, respectively (collectively, the “Certificate of Incorporation”);

(ii)     the current Bylaws of the Company in effect since January 25, 2011 (“Bylaws”);

(iii)    the Bylaws of the Company in effect from September 23, 2008 through January 25, 2011;

(iv)     the By-laws of the Company in effect from February 23, 1999 through January 24, 2006;

(v)      a certificate of an officer of the Company, dated the date hereof, as to certain matters;

(vi)     the resolutions of the Board of Directors of the Company (the “Board”) adopted at the meetings of the Board held on January 24, 2006, November 19, 2013 and April 29, 2014 (collectively, the “Board Resolutions”);

(vii)    the resolutions of the Securities Committee of the Board, adopted at a meeting of the Securities Committee held on July 14, 2014 (the “First Committee Resolutions”);

(viii)   the unanimous written consent of the Securities Committee of the Board, dated July 18, 2014 (the “Second Committee Resolutions” and, with the First Committee Resolutions, the “Committee Resolutions”);

(ix)     the Deposit Agreement;

(x)      the Instruction Letter from the Company to Wells Fargo Bank, National Association, dated July 21, 2014; and

(xi)     a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any document other than the documents listed above for purposes

Wells Fargo & Company

July 21, 2014

of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

In addition to the foregoing, for purposes of rendering our opinion as expressed herein, we have assumed:

(1)      that there is no “interested stockholder” of the Company within the meaning of Section 203 of the General Corporation Law;

(2)      that the Company has, and at all relevant times will have, sufficient authorized but unissued shares of Series T Preferred Stock available for issuance pursuant to and in accordance with the Deposit Agreement and the Committee Resolutions which have not been subscribed for, reserved for other issuance or otherwise committed for issuance;

(3)      that a duly authorized officer of the Company has or will deliver to the record holder of the Series T Preferred Stock the notice required by Section 151(f) of the General Corporation Law;

(4)      that the issuance of the shares of Series T Preferred Stock pursuant to and in accordance with the Deposit Agreement and the Committee Resolutions has been, or will be, duly recorded in the stock ledger of the Company at the time of such issuance;

(5)      that, prior to or contemporaneous with the issuance of the shares of Series T Preferred Stock pursuant to the Deposit Agreement and the Committee Resolutions, the Company will receive the consideration therefor specified in the Deposit Agreement and the Committee Resolutions;

(6)      that the shares of Series T Preferred Stock to be issued pursuant to the Deposit Agreement and the Committee Resolutions will be issued in accordance with the Deposit Agreement and the Committee Resolutions; and

(7)      that the Deposit Agreement constitutes a legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms.

As to matters relating to the enforceability of the Deposit Agreement against the Company, we have relied, with the Company’s consent, upon the opinion of even date herewith addressed to the Company by Faegre Baker Daniels LLP (the “Faegre Opinion”). All assumptions, qualifications and exceptions in the Faegre Opinion are incorporated herein by reference.

Wells Fargo & Company

July 21, 2014

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the shares of Series T Preferred Stock to be issued pursuant to the Deposit Agreement and the Committee Resolutions have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the Deposit Agreement and the Committee Resolutions, will be validly issued, fully paid and non-assessable under the General Corporation Law.

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the General Corporation Law currently in effect, and we have not considered and express no opinion on the effect of any other laws of the State of Delaware or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

Subject to the immediately following two sentences, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose. This opinion may be relied upon by Faegre Baker Daniels LLP for purposes of rendering its opinion that is an exhibit to the Current Report on Form 8-K referred to in the next sentence. We consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement on Form S-3 (Registration No. 333-195697) filed by the Company with the SEC, as declared effective on May 5, 2014 and as supplemented by a prospectus supplement dated July 14, 2014 and filed by the Company with the SEC on July 16, 2014. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MJG/BVF/JJV